Exhibit 99.1

                  McDermott Reports Third Quarter 2004 Results;
       Net Income of $18.3 million, $0.27 per diluted share, includes B&W settlement revaluation expense of $1.1 million after tax

    Business Editors/Energy Editors

   NEW ORLEANS--(BUSINESS WIRE)--Nov. 9, 2004--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $18.3 million, or $0.27 per diluted share, for the 2004 third quarter, compared to net income from continuing operations of $10.1 million, or $0.15 per diluted share, for the corresponding period in 2003. Net income for the third quarter of 2003 was $11.8 million, or $0.18 per diluted share, which included income from discontinued operations of $1.7 million from Menck GmbH. Weighted average common shares outstanding on a fully diluted basis were approximately 68.4 million and 66.5 million for Sept. 30, 2004 and Sept. 30, 2003, respectively.
   Revenues in the third quarter of 2004 were $450.2 million, compared to $645.3 million in the corresponding period in 2003. The change in revenues is primarily due to the completion of several large EPIC projects at J. Ray McDermott, S.A. and its subsidiaries ("J. Ray") and, secondarily, from reduced billings at BWX Technologies
Inc. ("BWXT") as a result of improved efficiencies.
   Third quarter 2004 operating income was $39.8 million, which included $14.1 million of corporate qualified pension expense, compared to the third quarter 2003 operating income and corporate qualified pension expense of $8.4 million and $20.7 million, respectively.
   "I am pleased with this quarter for multiple reasons," said Bruce
W. Wilkinson, chairman of the board and chief executive officer of McDermott. "Both of McDermott's consolidated operating segments were profitable again this quarter, as well as on a year-to-date basis. In addition, J. Ray booked over $665 million of work, which increased its backlog compared to June 30, 2004 and is essentially equal to year-end 2003 levels. The Company's liquidity position, and specifically J. Ray's, improved during the quarter. The projects which had troubled J. Ray for the last several years are all now delivered to their customers. And, BWXT continues to produce strong results while driving cost savings and efficiencies for its customers. While opportunities remain for continued improvement, I appreciate the results delivered by our team over the last six months."

   RESULTS OF OPERATIONS
   2004 Third Quarter Compared to 2003 Third Quarter

   Marine Construction Services Segment ("J. Ray")

   Revenues in the Marine Construction Services segment were $325.6 million in the 2004 third quarter, compared to $512.3 million from a year ago. The year-over-year reduction in revenues resulted primarily from the completion of several large EPIC projects and decreased fabrication activity on projects in the Asia Pacific region and in Louisiana, partially offset by increased activity in Azerbaijan.
   Segment income for the 2004 third quarter was $28.6 million, compared to $11.9 million in the third quarter of 2003. Major projects contributing operating income to the 2004 third quarter were the fabrication projects for BP in Morgan City, La., the projects in Azerbaijan for AIOC, and work in the Middle East for Ras Laffan. In addition, J. Ray recognized approximately $20.7 million in aggregate operating income in the third quarter 2004 from various items, primarily gains on sales of assets. J. Ray's third quarter 2003 operating results included a $19.9 million loss related to an increase in the expected losses on its spar projects. Selling, general and administrative expenses were $24.7 million in the 2004 third quarter, compared to $17.7 million in the 2003 third quarter, due to higher marketing and compliance expenses.
   At Sept. 30, 2004, J. Ray's backlog was $1.4 billion, which reflects approximately $575 million of new awards and $90 million of change orders received during the quarter. J. Ray's backlog was $1.4 billion and $1.5 billion at Dec. 31, 2003 and Sept. 30, 2003, respectively.

   Government Operations Segment ("BWXT")

   Revenues in the Government Operations segment decreased $8.4 million, to $124.6 million in the 2004 third quarter from $133.0 million in the third quarter of 2003. The decrease was primarily due to cost savings and efficiencies obtained in the manufacture of nuclear components for certain U.S. government programs, which reduced billings.
   Segment income increased $7.3 million, to $28.7 million, compared to the 2003 third quarter, primarily due to increased margins from the manufacture of nuclear components as a result of cost savings, increased equity income from investees and approximately $3.8 million of benefit from pension funding reimbursement.
   At Sept. 30, 2004, BWXT's backlog was $1.5 billion, compared to backlog of $1.8 billion and $1.4 billion at Dec. 31, 2003 and Sept. 30, 2003, respectively.

   Corporate

   Unallocated corporate expenses were $17.6 million in the 2004 third quarter, a decrease of $7.4 million compared to the 2003 third quarter. Unallocated corporate expense in the third quarter of 2004 and 2003 included $14.1 million and $20.7 million, respectively, of qualified corporate pension expense.

   Other Income and Expense

   The Company's other expense for the third quarter of 2004 was $9.1 million, compared to other income of $6.9 million in the third quarter of 2003. The $16.0 million year-over-year change is due primarily to a $4.5 million increase in net interest expense and a $10.0 million variance, pretax, in the quarterly adjustment related to increasing the estimated costs of The Babcock & Wilcox Company ("B&W") Chapter 11 settlement.
   Net interest expense was $7.6 million in the 2004 third quarter compared to $3.1 million in the 2003 third quarter, due to the issuance of J. Ray's 11 percent senior secured notes in December 2003.
   During the 2004 third quarter, revaluation of certain components of the estimated settlement cost related to the Chapter 11 proceedings involving B&W resulted in an increase in the estimated cost of the settlement to $130.3 million, resulting in the recognition of other pretax expense of $0.3 million ($1.1 million after tax). The increase in the third quarter 2004 estimated settlement cost is due primarily to an increase in the closing price of McDermott's common stock from $10.16 per share at June 30, 2004 to $11.80 per share at Sept. 30, 2004. As discussed in the Company's annual report on Form 10-K for the year ended Dec. 31, 2003, the Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized.

   THE BABCOCK & WILCOX COMPANY ("B&W")

   The Company wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. B&W's revenues were $279.0 million in the third quarter of 2004, a decrease of $39.5 million compared to the third quarter of 2003. B&W's net income for the 2004 third quarter was $11.3 million compared to $15.4 million in the corresponding period in 2003.

   LIQUIDITY

   The Company, on a consolidated basis, and J. Ray, on a stand-alone basis, both significantly increased the balances of unrestricted cash and cash equivalents in the 2004 third quarter. At Sept. 30, 2004, J. Ray's unrestricted cash balance was $141.2 million, an approximate $48 million improvement compared to June 30, 2004.
   As disclosed in our annual report on Form 10-K for the year ended Dec. 31, 2003, there was substantial doubt about J. Ray's ability to continue as a going concern, as of that date. Since Dec. 31, 2003, however, J. Ray has implemented a substantial portion of its plan to address the liquidity issues, including achievement of the following items since year-end through the date of this report:

   -- Completed the sale of the DB60, for cash proceeds of approximately $44 million, however, these proceeds are currently restricted to fund J. Ray's capital expenditures through July 2005;

   -- Sold the Oceanic 93 for cash proceeds of approximately $18.7 million. In accordance with the indenture governing J. Ray's senior secured notes, J. Ray offered to purchase a portion of the notes with these funds. No notes, however, were tendered and accordingly, the proceeds became available for J. Ray's general corporate purposes;

   --  Achieved substantial completion of its spar projects, Carina
        Aries project and the Belanak FPSO, which together were responsible for significant losses in prior quarters and resulted in strains on J. Ray's liquidity;

   -- Obtained the completion certificate on the Front Runner Spar, which allowed $22 million of previously restricted cash to become unrestricted;

   -- Completed a new $25 million letter-of-credit facility which released previously restricted cash that secured letters-of-credit;

   -- Entered into a $25 million uncommitted credit facility with McDermott. This facility has not been utilized or needed to date; and,

   -- Implemented cost reductions and downsizing at certain of its facilities.

   As a result of the successful completion of the aforementioned items and J. Ray's plans to increase backlog, reduce future costs where appropriate and continue to improve contract execution controls,
J. Ray now believes it will fulfill its liquidity requirements throughout the 2005 forecast period, utilizing its current financing structure. Although J. Ray has improved its liquidity, various factors could have a negative impact on future cash flows, including the inability to execute its plans, and credit risks at one of J. Ray's Mexican joint ventures. On Nov. 3, 2004, J. Ray's available unrestricted cash was approximately $124 million.

   OTHER INFORMATION

   About the Company

   McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
   In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements relating to the proposed settlement of the B&W Chapter 11 proceedings, statements relating to J. Ray's liquidity and J. Ray's plans relating to backlog, costs and contract execution controls. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that the B&W Chapter 11 settlement may not be finalized on the terms we have described, changes to J. Ray's liquidity requirements, credit risks and J. Ray's ability to procure favorable contracts. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual report for the year ended Dec. 31, 2003 and its 2004 quarterly reports filed with the Securities and Exchange Commission.




Conference Call to Discuss 2004 Third Quarter Earnings Release
==============================================================
Date:           Wednesday, Nov. 10, 2004, at 10:00 a.m. EST (9:00 a.m.
                CST)

Live Webcast:   Investor Relations section of Web site at
                www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                     McDERMOTT INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                            Three Months Ended    Nine Months Ended
                               September 30,        September 30,
                              2004      2003       2004       2003
                              ----      ----       ----       ----
                                          (Unaudited)
                             (In thousands, except per share amounts)

Revenues                    $450,187  $645,334  $1,449,338 $1,753,546
- ----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations         384,710   600,353   1,277,082  1,644,438
  Gains on asset disposals
   and impairments-net       (15,844)   (1,317)    (18,797)    (3,406)
  Selling, general and
   administrative expenses    49,659    44,369     141,730    123,693
- ----------------------------------------------------------------------
                             418,525   643,405   1,400,015  1,764,725
- ----------------------------------------------------------------------
Equity in Income of
 Investees                     8,113     6,457      24,053     19,582
- ----------------------------------------------------------------------
Operating Income              39,775     8,386      73,376      8,403
- ----------------------------------------------------------------------
Other Income (Expense):
  Interest income              1,522       709       3,342      2,598
  Interest expense            (9,091)   (3,801)    (25,775)   (11,631)
  (Increase) decrease in
   estimated cost of The
   Babcock & Wilcox Company
   bankruptcy settlement        (284)    9,682      (2,256)    (5,642)
  Other-net                   (1,217)      299         898      2,286
- ----------------------------------------------------------------------
                              (9,070)    6,889     (23,791)   (12,389)
- ----------------------------------------------------------------------
Income (Loss) from
 Continuing Operations
 before Provision for
 Income Taxes and
 Cumulative Effect of
 Accounting Change            30,705    15,275      49,585     (3,986)

Provision for Income Taxes    12,450     5,140      30,412     16,801
- ----------------------------------------------------------------------
Income (Loss) from
 Continuing Operations
 before Cumulative
 Effect of Accounting
 Change                       18,255    10,135      19,173    (20,787)

Income from Discontinued
 Operations                        -     1,649           -      4,555
- ----------------------------------------------------------------------
Income (Loss) before
 Cumulative Effect of
 Accounting Change            18,255    11,784      19,173    (16,232)
Cumulative Effect of
 Accounting Change                 -         -           -      3,710
- ----------------------------------------------------------------------
Net Income (Loss)            $18,255   $11,784     $19,173   $(12,522)
- ----------------------------------------------------------------------
Earnings (Loss) per Common
 Share:
 Basic:
   Income (Loss) from
    Continuing Operations
    before Cumulative
    Effect of Accounting
    Change                     $0.28     $0.16       $0.29     $(0.33)
   Income from Discontinued
    Operations                    $-     $0.03          $-      $0.07
   Cumulative Effect of
    Accounting Change             $-        $-          $-      $0.06
   Net Income (Loss)           $0.28     $0.18       $0.29     $(0.20)
 Diluted:
   Income (Loss) from
    Continuing Operations
    before Cumulative
    Effect of Accounting
    Change                     $0.27     $0.15       $0.28     $(0.33)
   Income from Discontinued
    Operations                    $-     $0.02          $-      $0.07
   Cumulative Effect of
    Accounting Change             $-        $-          $-      $0.06
   Net Income (Loss)           $0.27     $0.18       $0.28     $(0.20)
- ----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                       Three Months Ended         Nine Months Ended
                          September 30,             September 30,
                       2004          2003        2004         2003
                       ----          ----        ----         ----
                                        (Unaudited)

Weighted Average
 Common Shares
  Basic              65,854,008   64,364,565   65,550,353   63,943,128
  Diluted            68,437,520   66,453,093   67,829,638   63,943,128
- ----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                          2004        2003        2004        2003
                          ----        ----        ----        ----
                                         (Unaudited)
                                        (In thousands)
REVENUES
  Marine Construction
   Services              $325,604    $512,347  $1,050,746  $1,375,359
  Government
   Operations             124,586     133,031     398,605     378,262
  Power Generation
   Systems                      -           -           -           -
  Adjustments and
   Eliminations                (3)        (44)        (13)        (75)
  --------------------------------------------------------------------
  TOTAL                  $450,187    $645,334  $1,449,338  $1,753,546
  --------------------------------------------------------------------

SEGMENT INCOME (LOSS)
  Marine Construction
   Services               $28,618     $11,926     $47,129     $15,404
  Government
   Operations              28,723      21,398      80,340      65,509
  Power Generation
   Systems                     40          87       1,811         117
  --------------------------------------------------------------------
                           57,381      33,411     129,280      81,030
  Corporate               (17,606)    (25,025)    (55,904)    (72,627)
  --------------------------------------------------------------------
  TOTAL                   $39,775      $8,386     $73,376      $8,403
  --------------------------------------------------------------------


EQUITY IN INCOME
 (LOSS) FROM
 INVESTEES (1)
  Marine Construction
   Services                   $67        $144      $1,976       $(433)
  Government
   Operations               7,785       6,038      21,212      19,332
  Power Generation
   Systems                    261         275         865         683
  --------------------------------------------------------------------
  TOTAL                    $8,113      $6,457     $24,053     $19,582
  --------------------------------------------------------------------

DEPRECIATION &
 AMORTIZATION
 EXPENSE (1)
  Marine Construction
   Services                $5,353      $7,648     $17,100     $20,830
  Government
   Operations               3,086       3,120       9,122       9,452
  Power Generation
   Systems                      -           3           -          10
  Corporate                 1,156         632       2,799       2,289
  --------------------------------------------------------------------
  TOTAL                    $9,595     $11,403     $29,021     $32,581
  --------------------------------------------------------------------

CAPITAL EXPENDITURES
  Marine Construction
   Services                $3,875      $2,461      $7,745     $13,796
  Government
   Operations               5,311       3,828       9,550      11,288
  Power Generation
   Systems                      -           -           -           -
  Corporate                   281       1,051         283       2,447
  --------------------------------------------------------------------
  TOTAL                    $9,467      $7,340     $17,578     $27,531
  --------------------------------------------------------------------

BACKLOG
  Marine Construction
   Services            $1,421,701  $1,483,642  $1,421,701  $1,483,642
  Government
   Operations           1,501,788   1,379,509   1,501,788   1,379,509
  --------------------------------------------------------------------
  TOTAL                $2,923,489  $2,683,151  $2,923,489  $2,683,151
  --------------------------------------------------------------------

(1) Included in segment income.


                     McDERMOTT INTERNATIONAL, INC.
                ITEMS INCLUDED IN CONTINUING OPERATIONS

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                   2004       2003    2004       2003
                                   ----       ----    ----       ----
                                              (Unaudited)
                                             (In millions)
ITEMS INCLUDED IN OPERATING INCOME
 (LOSS):
   Marine Construction Services
     Contract cost adjustments on
      loss projects                 $1.5    $(19.9)   $29.9    $(19.9)
     Gain on sale of marine assets  16.4         -     16.4         -
     Vessel dry-dock accrual
      reversal, net                  5.0         -      1.6         -
     Carina Aries weather related      -         -        -     (41.9)
     Miscellaneous items, net       (2.2)        -     (9.5)     11.0
     -----------------------------------------------------------------
   TOTAL                           $20.7    $(19.9)   $38.4    $(50.8)
   -------------------------------------------------------------------
   Government Operations
     Pension funding
      reimbursement                 $3.8        $-     $5.0        $-
     Miscellaneous items               -         -      3.2       8.7
     -----------------------------------------------------------------
   TOTAL                            $3.8        $-     $8.2      $8.7
   -------------------------------------------------------------------

   Corporate
     Qualified Pension Plan
      Expense                     $(14.1)   $(20.7)  $(45.7)   $(56.8)
     -----------------------------------------------------------------
   TOTAL                          $(14.1)   $(20.7)  $(45.7)   $(56.8)
   -------------------------------------------------------------------


 OTHER ITEMS:
   Estimated change in B&W
    bankruptcy settlement          $(0.3)     $9.7    $(2.3)    $(5.6)
   Tax impact on B&W settlement      0.8       1.5      0.1       2.6
   -------------------------------------------------------------------
   Net After Tax Effect            $(1.1)     $8.2    $(2.4)    $(8.2)
   -------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                           September 30,  December 31,
                                               2004           2003
                                             --------       --------
                                             (Unaudited)
                                                 (In thousands)
Current Assets:
  Cash and cash equivalents                    $203,278      $174,790
  Restricted cash and cash equivalents          112,478       180,480
  Accounts receivable - trade, net              152,815       195,073
  Accounts receivable from The Babcock &
   Wilcox Company                                 2,091         6,192
  Accounts and notes receivable -
   unconsolidated affiliates                     18,362        14,024
  Accounts receivable - other                    36,105        38,296
  Contracts in progress                          99,176        69,485
  Deferred income taxes                           5,777         4,168
  Other current assets                           16,001        16,019
- ----------------------------------------------------------------------
  Total Current Assets                          646,083       698,527
- ----------------------------------------------------------------------
Property, Plant and Equipment                 1,099,592     1,244,222
 Less accumulated depreciation                  797,917       880,460
- ----------------------------------------------------------------------
  Net Property, Plant and Equipment             301,675       363,762
- ----------------------------------------------------------------------
Restricted cash and cash equivalents             55,673             -
- ----------------------------------------------------------------------
Investments                                      42,364        42,800
- ----------------------------------------------------------------------
Goodwill                                         12,926        12,926
- ----------------------------------------------------------------------
Prepaid Pension Costs                            18,449        18,722
- ----------------------------------------------------------------------
Other Assets                                    167,640       112,137
- ----------------------------------------------------------------------
  TOTAL                                      $1,244,810    $1,248,874
- ----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                           September 30,  December 31,
                                               2004          2003
                                             ---------     ---------
                                             (Unaudited)
                                                   (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                               $11,998       $37,217
  Accounts payable                              120,679       146,665
  Accounts payable to The Babcock &
   Wilcox Company                                39,075        42,137
  Accrued employee benefits                      76,362        69,923
  Accrued liabilities - other                   169,657       166,129
  Accrued contract costs                         36,087        69,928
  Advance billings on contracts                 203,861       176,105
  U.S. and foreign income taxes payable          21,615        14,727
- ----------------------------------------------------------------------
     Total Current Liabilities                  679,334       722,831
- ----------------------------------------------------------------------
Long-Term Debt                                  268,054       279,682
- ----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                      26,413        26,861
- ----------------------------------------------------------------------
Self-Insurance                                   62,358        60,737
- ----------------------------------------------------------------------
Pension Liability                               344,196       311,393
- ----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                  103,172       100,916
- ----------------------------------------------------------------------
Other Liabilities                                99,704       109,631
- ----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Deficit:
  Common stock, par value $1.00 per
   share, authorized 150,000,000 shares;
   issued 69,228,033 at September 30, 2004
   and 68,129,390 at December 31, 2003           69,228        68,129
  Capital in excess of par value              1,114,501     1,105,828
  Accumulated deficit                        (1,103,374)   (1,122,547)
  Treasury stock at cost, 2,364,637
   shares at September 30, 2004 and
   2,061,407 at December 31, 2003               (65,253)      (62,792)
  Accumulated other comprehensive loss         (353,523)     (351,795)
- ----------------------------------------------------------------------
     Total Stockholders' Deficit               (338,421)     (363,177)
- ----------------------------------------------------------------------
     TOTAL                                   $1,244,810    $1,248,874
- ----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Nine Months Ended
                                                     September 30,
                                                    2004        2003
                                                  --------    -------
                                                    (Unaudited, In
                                                       thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                  $19,173   $(12,522)
- ----------------------------------------------------------------------
Adjustments to reconcile net income (loss)
 to net cash used in operating activities:
  Depreciation and amortization                     29,021     32,581
  Income or loss of investees, less dividends       (7,702)    (2,547)
  Gain on asset disposals and impairments - net    (18,797)    (3,406)
  Benefit from deferred taxes                      (12,702)    (4,518)
  Increase in estimated cost of The Babcock &
   Wilcox Company bankruptcy settlement              2,256      5,642
  Cumulative effect of accounting change                 -     (3,710)
  Gain on sale of Menck GmbH                             -     (2,365)
  Other                                              3,375      3,773
  Changes in assets and liabilities, net of
   effects of acquisitions and divestitures:
     Accounts receivable                            35,546    (17,148)
     Net contracts in progress and advance
      billings                                      (1,903)   (74,928)
     Accounts payable                              (29,053)    24,180
     Accrued and other current liabilities         (23,105)   (29,490)
     Income taxes                                   31,281    (25,435)
     Other, net                                    (28,055)    44,637
- ----------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                 (665)   (65,256)
- ----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash and cash
 equivalents                                        12,329    (16,228)
Purchases of property, plant and equipment         (17,578)   (27,531)
Purchases of available-for-sale securities         (66,730)  (260,886)
Sales of available-for-sale securities               5,565    133,679
Maturities of available-for-sale securities         61,973    256,600
Proceeds from asset disposals                       74,206     20,946
Other                                                    1       (403)
- ----------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES           69,766    106,177
- ----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                               $-    $(9,500)
Decrease in short-term borrowing                   (36,750)   (45,600)
Payment of debt issuance costs                      (3,400)    (7,523)
Issuance of common stock                               484        256
Other                                                 (953)     2,317
- ----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES              (40,619)   (60,050)
- ----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH                 6        (16)
- ----------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                        28,488    (19,145)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   174,790    129,517
- ----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $203,278   $110,372
- ----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)             $19,194    $10,501
  Income taxes - net                               $44,765    $17,744
- ----------------------------------------------------------------------



    CONTACT: McDermott International, Inc.
             Investor Relations & Corporate Communications
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com